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                                                                  Exhibit 99.(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees and Shareholders of Special Money Market Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated August 25, 2004 on the statement of assets and liabilities, including the portfolio of investments as of June 30, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended of the Special Money Market Fund (hereafter referred to as the ("Fund")). The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


KPMG LLP

New York, New York
September 1, 2004